EXHIBIT 99

National Re Corporation
PRESS RELEASE

NATIONAL RE CORPORATION ANNOUNCES
MERGER AGREEMENT WITH GENERAL RE
7/1/96
BUSINESS EDITORS


Stamford,  CT, July 1, 1996......    NATIONAL RE CORPORATION and GENERAL RE
CORPORATION have entered into a definitive merger agreement between the two companies.

Under the National Re shareholders will have the option at the closing of accepting either
$53 in cash or $53 value in General Re stock. For shareholders stock, the transaction will be tax free. The total consideration from the acquisition is approximately $940 million.

The transaction provides for a minimum stock component of 50%. There is no minimum cash component. National Re shareholders electing to receive stock will receive no less than 0.3212 or more than 0.3926 of a General Re share. Under the terms of the agreement, the parties have agreed to a breakup fee of $25 million or approximately $1.40 per National Re share.

General Re plans to finance the cash component of the transaction from internal sources. It is anticipated that the transaction which is subject, among other things, to regulatory approval and the approval of National Re shareholders, will be completed in the fourth quarter. General Re expects that the transaction will not be dilutive to 1997 operating earnings.

National Re also announced that certain significant stockholders of National Re have entered into agreements to support the transactions. These shareholders collectively own 22% of National Re's outstanding common shares.

William D. Warren, National Re's Chairman, Chief Executive Officer and President commented: "We are very pleased to become part of the General Re organization. General Re is a world leader in the reinsurance industry and will provide us with the opportunity to expand our scope and better utilize both companies' expertise and resources. Our shareholders and clients will benefit from joining with a company that is the global leader in a dynamic and growing field."

"The acquisition of National Re complements and solidifies General Re's position as the leading U.S. reinsurer and augments our position as the premier global reinsurer," stated Ronald E. Ferguson, General Re's Chairman and Chief Executive Officer. "National Re's business philosophy and culture are very similar to that of General Re, and the added account portfolio will be an excellent fit with our own. National Re and General Re are committed to the same principles, namely, having the best people, underwriting for profit, providing superior client service, working directly with our clients and writing predominantly excess reinsurance. I am tremendously pleased that we have been able to reach an agreement

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which is beneficial to the shareholders, clients and staffs of both companies and we look forward to working together."

James E. Gustafson, General Re's President and Chief Operating Officer added, "We are truly excited about the opportunities that can be created from combining the National Re team with our own team. Both companies' underwriters, marketers and other staff will benefit greatly from working together. Although we have a similar culture and philosophy toward business, there is little overlap of clients or accounts in our portfolios. By bringing our two organizations together, we broaden our market reach."

National Re Corporation, through its wholly owned subsidiary, National Reinsurance Corporation is one of six major writers of property and casualty reinsurance in the United States. National Re focuses its treaty marketing efforts on small to medium-sized, regional and specialty property and casualty insurers. Facultative marketing efforts are directed toward the full range of property and casualty insurers. The majority of the company's premiums are from casualty reinsurance business. National Re
Corporation also provides risk management, underwriting and other consulting services through its subsidiary National Risk Services, Inc. and provides reinsurance brokerage services through National Intermediaries, Inc. The Corporation's remaining subsidiaries are Fairfield Insurance Company, which operates as a primary insurance company and Global Resolution, Inc.,
which   provides   consulting   for  running-off  reinsurance  claims   and
liabilities.

General Re Corporation is a holding company for global reinsurance and related risk assessment, risk transfer and risk management operations. General Re owns General Reinsurance Corporation, the largest professional property/casualty reinsurer domiciled in the United States, and also holds a controlling interest in Kolnische Ruckversicherungs-Gesellschaft AG (Cologne Re), a major international reinsurer. In addition, General Re writes excess and surplus lines insurance through General Star Management, provides alternative risk solutions through the Genesis Underwriting
Management  and provides            reinsurance brokerage services  through
Herbert Clough Inc. In addition, General Re operates as a dealer in the swap and derivatives markets through General Re Financial Products
Corporation. General Re also provides investment management services through General Re-New England Asset Management, Inc.

National Re through its wholly-owned subsidiary, National Reinsurance Corporation provides property and casualty reinsurance to insurers on a direct basis. National Re, is rated A+ (Superior) by A.M. Best Company and assigned a claims-paying ability of AA+ (Excellent) by Standard & Poor's. Headquartered in Stamford, Connecticut, National Re has eight domestic branch offices serving clients nationwide and international offices in Canada and the United Kingdom.

CONTACT:NATIONAL RE CORPORATION, Stamford 203/329-7700
          Anne M. Quinn, Vice-President